Exhibit 99.1

FlexShopper Appoints Former North Carolina Governor Patrick McCrory to its Board of Directors

January 22, 2025

T. Scott King to Retire from FlexShopper’s Board of Directors

BOCA RATON, Fla., Jan. 22, 2025 (GLOBE NEWSWIRE) -- FlexShopper Inc. (Nasdaq: FPAY), a leading national lease-to-own (LTO) retailer and payment solutions provider, today announced that it has appointed Patrick McCrory as an independent board member. In addition, FlexShopper announced the retirement of T. Scott King from the Company’s Board of Directors effective January 20.

“We are excited to welcome Pat to FlexShopper’s Board of Directors,” said Howard S. Dvorkin, FlexShopper’s Chairman. “As the former governor of North Carolina and mayor of Charlotte, Pat brings decades of experience leading large, dynamic organizations. His leadership, public policy, and business expertise will add depth and value to our Board. We look forward to his guidance and input as we pursue strategies aimed at creating lasting value for our shareholders.”

McCrory has over four decades of leadership, public policy, and business experience. From 2013 to 2017, he served as the 74th governor of North Carolina. As the mayor of Charlotte from 1995 to 2009, McCrory was the youngest and longest-serving mayor. During his mayoral term, McCrory also served on the U.S. Homeland Security Advisory Council during the George W. Bush Administration from 2002 to 2006. He was formerly the Chair of the U.S. Conference of Mayors (the “USCM”) Community Development and Housing Committee and the Chair of the USCM Energy and Environmental Committee. From 2009 to 2012, McCrory was the Senior Director of Strategic Initiatives for the Charlotte-based law firm Moore & Van Allen PLLC. McCrory had an extensive career with Duke Energy Corporation, an electric power and natural gas holding company, where he served in various senior executive officer positions from 1978 to 2008. McCrory previously served on the Board of Directors of Kewaunee Scientific Corporation, and LendingTree, Inc. (formerly Tree.com, Inc.), and was a member of the Board of Trustees of Catawba College. McCrory is a graduate of Catawba College in Salisbury, North Carolina.

“For over a decade, Scott has been a vital member of our Board. His leadership and unwavering commitment will be truly missed,” said Russ Heiser, CEO of FlexShopper. “We wish him success in everything he pursues in the future.”

About FlexShopper, Inc.:

FlexShopper Inc. (Nasdaq: FPAY) is a financial technology company specializing in lease-to-own (LTO) and lending solutions for underserved consumers across the U.S. FlexShopper provides flexible payment options through its direct marketplace at FlexShopper.com and partners with retailers across online and physical store locations.

Company Contact:

FlexShopper, Inc.

Investor Relations

ir@flexshopper.com

Investor and Media Contact

Andrew Berger

Managing Director

SM Berger & Company, Inc.

Tel (216) 464-6400

andrew@smberger.com

Source: FlexShopper, Inc.

Source: FlexShopper, Inc.